Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated May 29, 2026, is made by and among, Kuva Labs Inc., a Delaware corporation (“Parent”), Kuva Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), amends certain provisions (as set forth herein) of that certain Agreement and Plan of Merger, dated March 6, 2026 (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among Parent, Purchaser and the Company. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the parties have agreed to amend certain terms of the Merger Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Closing Amount. The parties agree to amend and restate in its entirety, the second recital of the Merger Agreement as follows:

“WHEREAS, the boards of directors of Parent, Purchaser and the Company each have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement, and, accordingly, Purchaser has agreed to commence a tender offer (as it may be amended, modified or extended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the issued and outstanding Common Shares, for $4.00 per Common Share, net to the seller in cash, without interest (the “Closing Amount”) plus one (1) contingent value right per Share (a “CVR”) that shall represent the right to receive the Milestone Payments, as such term is defined in the Contingent Value Rights Agreement, in the form attached hereto as Annex V (the “CVR Agreement”) to be entered into between Parent and an agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) at the times provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Common Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholdings;”

2.
Contingent Value Rights Agreement.  The parties agree to amend and restate in its entirety, the form of Contingent Value Rights Agreement attached to the Merger Agreement, in the form attached hereto as Exhibit A.

3.
Conditional Extension of Commencement of the Offer under Section 1.1(a) of the Merger Agreement. The parties hereto acknowledge and agree that, upon the commencement of the Offer on the sixtieth (60th) Business Day after the date of the Merger Agreement, the reference in the first parenthetical in the first sentence of Section 1.1(a) of the Merger Agreement that the Offer be commenced thereunder within 59 Business Days after the date of the Merger Agreement shall automatically be extended to 60 Business Days after the date of the Merger Agreement or such other date as may be agreed to between the Company and Parent.

4.	Extension of Outside Date. Section 8.2(b) of the Merger Agreement is hereby amended to replace the words “July 1, 2026” with the words “July 6, 2026”.

5.
Counterparts; Effectiveness. Except as otherwise expressly provided herein, the terms, provisions and conditions of the Merger Agreement shall remain unchanged and the Merger Agreement shall be construed in a manner consistent with this Amendment. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

KUVA LABS INC.

By:	/s/ Mark Land
Name: Mark Land
Title: Chief Executive Officer

KUVA ACQUISITION CORP.

By:	/s/ Mark Land
Name: Mark Land
Title: President

Lisata Therapeutics, Inc.

By:	/s/ David J. Mazzo, Ph.D.
Name: David J. Mazzo, Ph.D.
Title: President and Chief Executive Officer

 Exhibit A

Contingent Value Rights Agreement